Exhibit 10.22
John Connors
Lead Independent Director
250 Brannan Street
San Francisco, CA 94107

November 16, 2015
Mr. Godfrey Sullivan
c/o Splunk Inc.
250 Brannan Street
San Francisco, CA 94107

Dear Godfrey:
On behalf of the Board of Directors (“Board”), we thank you for your extraordinary leadership over the last seven years and look forward to your continued service as Board Chair. This letter sets forth the terms of your transition from President and Chief Executive Officer to non-executive Chair of the Board, effective on November 19, 2015. This letter agreement (the “Agreement”) is entered into between Splunk Inc. (“Company” or “we”) and Godfrey R. Sullivan (“Employee” or “you”).
1.    Transition to Board Chair. You have informed the Board that you will retire from the positions of President and Chief Executive Officer effective November 19, 2015 while continuing as Chair of the Board. As you will actively assist in the transition of the Company’s executive leadership, you will remain an employee of the Company through and including January 31, 2016 (your “Employment End Date”). You will receive your current salary through that date, your full fiscal year 2016 incentive compensation, and any PSU shares that are earned based upon fiscal year 2016 performance, all as is determined by the Compensation Committee of the Board. Your revised employment letter agreement, dated January 11, 2012, shall terminate on your Employment End Date. Effective February 1, 2016, you will receive such compensation as is available to an outside director and Chair of the Board, as is determined by the Board from time to time. Your existing equity grants shall continue to vest according to their terms for so long as you continue to provide service through each vesting date. From and after February 1, 2016, your existing and any new equity grants shall be deemed awards to an outside director as defined in the 2012 Equity Incentive Plan and receive the protection given to such awards.
2.    Benefits. Provided you timely elect to continue health coverage under COBRA, the Company shall reimburse any monthly COBRA premium payments made by you in the eighteen (18) months following the Employment End Date. If at the time you cease to be an employee, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax, you will be paid a single lump sum of $36,000.
3.    Confidentiality. As an employee of the Company, you have had access to certain confidential information of the Company and certain third parties. From and after the Employment End Date, you acknowledge and agree that the terms of your “Employee Invention Assignment and Confidentiality Agreement” shall remain in full force and effect.

4.    At‑Will Employment. During your employment you will remain an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without Cause. Your participation in any equity or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at‑will employment status may only occur by way of a written employment agreement signed by you and the Lead Independent Director of the Board.
5.    Arbitration.
(a)    Arbitration. In consideration of your continued employment with the Company, its promise to arbitrate all employment-related disputes, and your receipt of the compensation, pay raises, and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure sections 1280 through 1294.2, including section 1281.8 (the “Act”), and pursuant to California law, and shall be brought in your individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, you understand that nothing in this Agreement constitutes a waiver of your rights under section 7 of the National Labor Relations Act. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you.
(b)    Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules & procedures (the “JAMS rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. You agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that you shall pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. You agree that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS rules conflict with California law, California law shall take precedence. You agree that any arbitration hearing under this Agreement shall be conducted in San Francisco County, California.
(c)    Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)    Administrative relief. This Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.
(e)    Voluntary nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. You agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement. In the event of any conflict between your Revised Employment Letter dated January 11, 2012 and this letter agreement, this letter will govern.

6.    Acceptance.
To accept this Agreement, please sign in the space indicated and return to Leonard R. Stein, Senior Vice President, General Counsel and Secretary. Your signature below will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement.

Best Regards,

/s/ John Connors
John Connors
Lead Independent Director
Splunk Inc.
Acceptance
I have read, understand, agree to, and shall comply with all terms and conditions as set forth above. I further acknowledge that no other commitments were made to me except as specifically set forth herein.

/s/ Godfrey R. Sullivan	November 16, 2015
Godfrey R. Sullivan	Date

3